Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS FIRST QUARTER FISCAL 2021 RESULTS AND

ANNOUNCES DIRECTOR RESIGNATION

Plymouth Meeting, Pennsylvania, September 9, 2020 – AMREP Corporation (NYSE: AXR) today reported net income of $593,000, or $0.07 per share, for its 2021 fiscal first quarter ended July 31, 2020 compared to a net loss of $196,000, or $0.02 per share, for the same period of the prior year.

In addition, AMREP reported that Theodore J. Gaasche has resigned as a director of AMREP for personal reasons and has withdrawn as a director nominee for consideration at the annual meeting of shareholders of AMREP to be held on September 10, 2020. Given this development, the board of directors has reduced the size of the board from four members to three members but will consider adding a new director in the near future.

AMREP’s Chairman, Edward B. Cloues, II, commented, “Ted served as the chief executive officer of AMREP from 2011 through 2013 and then as a director since 2013. On behalf of our board of directors, we thank Ted for his many contributions to AMREP while serving in these capacities and wish him the very best in the future.”

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2020	2019

Revenues	$4,206,000	$4,767,000

Net income (loss)	$593,000	$(196,000)

Income (loss) per share – Basic and Diluted	$0.07	$(0.02)

Weighted average number of common shares outstanding - basic	8,151,000	8,095,000
Weighted average number of common shares outstanding - diluted	8,182,000	8,095,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).